Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SRA INTERNATIONAL, INC.

SRA INTERNATIONAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST:	The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware proposing, declaring advisable and recommending this amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”). The resolutions propose that Article NINTH of the Certificate of Incorporation is amended and restated in its entirety as follows:

“Article Ninth:

NINTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. Number of Directors; Election of Directors. The number of Directors of the Corporation shall not be less than three. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional Directors under specified circumstances, the exact number of Directors within the limitations specified in the preceding sentence shall be determined from time to time by, or in the manner provided in, the By-laws of the Corporation. Election of Directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

2. Term of Office. Subject to the terms of any class or series of Preferred Stock, the Directors of the Corporation shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders following their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation or removal, notwithstanding that any Director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.

3. Quorum. A majority of the Directors at any time in office shall constitute a quorum for the transaction of business, provided that in no case shall less than one-third of the number of Directors fixed in accordance with Section 1 of this Article NINTH constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the Directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

4. Action at Meeting. Every act or decision done, or made by, a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law, by this Certificate of Incorporation, or by the By-laws of the Corporation.

5. Removal. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any Director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

6. Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall, unless otherwise required by law or resolution of the Board, be filled only by vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. A Director elected to fill a vacancy in accordance with the preceding sentence shall be elected to a term expiring at the next annual meeting of stockholders following his election and shall remain in office until the election and qualification of his successor or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

7. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

8. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 67% of the votes which all the stockholders would be entitled to cast in any annual election of Directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.”

SECOND:	That the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on October 28, 2009, at which meeting the necessary number of shares was voted in favor of said amendment.

THIRD:	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:	This Certificate of Amendment is to become effective upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by its President this 28th day of October, 2009.

SRA INTERNATIONAL, INC.

By:	/s/ Stanton D. Sloane
Name:	Stanton D. Sloane
Title:	President and Chief Executive Officer